Exhibit 10.23

AMENDMENT TO THE GENERAL DYNAMICS CORPORATION
SUPPLEMENTAL RETIREMENT PLAN

Pursuant to the provisions of Section 6.01 of the General Dynamics Corporation Supplemental Retirement Plan (the “Plan”), the Plan shall be amended as follows:

1.	Effective January 1, 2016, Section 5.03 of the Plan shall be amended by replacing the second paragraph with the following:

“The preceding paragraph shall not apply to any domestic relations order as defined in Code Section 414(p)(1)(B). If a domestic relations order is submitted to the Corporation that is intended to divide a Participant’s benefit between the Participant and an alternate payee, such order shall be applied by the Corporation if it (1) is a shared interest domestic relations order, (2) clearly specifies the manner for determining the alternate payee’s share of the Participant’s benefit and (3) it does not require the Corporation to provide to the alternate payee a benefit that is not otherwise provided or available under the Plan. The Corporation may adopt rules, policies and procedures regarding the administration of domestic relations orders similar to those rules, policies and procedures used for applicable Defined Benefit Plans.”